Filed Pursuant to Rule 433

Registration Statement No. 333-173827

July 28, 2011

WhiteGlove Health, Inc.

The article attached as Appendix A (the “Article”) was published by the Austin Business Journal on July 22, 2011 and references a proposed public offering (the “Offering”) of securities of WhiteGlove Health, Inc. (formerly known as Whiteglove House Call Health, Inc., and referred to in this filing as “we,” “us” or the “Company”), which Offering is covered by the Registration Statement on Form S-1 (File No. 333-173827), as amended (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Article references the Offering and quotes certain statements made by William J. Kerley, the Chief Financial Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Article contains factual inaccuracies and inconsistencies with the information contained in the Registration Statement.

The Article was not prepared or reviewed by the Company or any other Offering participant prior to publication. The Austin Business Journal, the publisher of the article, routinely publishes articles on business, entrepreneurs and the healthcare industry. The Austin Business Journal is not affiliated with the Company, and no payment was made nor was any consideration given to the Austin Business Journal by or on behalf of the Company or any other participant in the Offering in connection with the publication of the Article.

You should consider statements in the Article only after carefully evaluating all of the information in the preliminary prospectus contained within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the risk factors described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

With the exception of statements and quotations attributed directly to William J. Kerley and not disclaimed below, or derived from the Company’s public filings, the Article represents the author’s or others’ opinions and is not endorsed or adopted by the Company or any other Offering participant. Statements in the Article that are attributed directly to Mr. Kerley were not intended and should not be considered as offering material.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•

The Article states that the Company is “a quickly profitable early-stage company…” The Company has not achieved profitability and has incurred losses in each of its fiscal years. Please see the section titled “Risk Factors” in the prospectus contained in the Registration Statement.

Forward-Looking Statements

Some of the information in this filing may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “predict,” “intend,” “plan,” “estimate,” “potential,” “continue,” or the negative of those terms or other variations of them or comparable terminology. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties, many of which are beyond our ability to control or predict. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the preliminary prospectus. The risk factors and other factors noted throughout the preliminary prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	our expectations regarding our revenue, expenses, sales, and operations;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to attract and retain individual, employer and private health insurance provider members;

•	our ability to anticipate market needs or develop new or enhanced services to meet those needs;

•	our ability to manage growth and to expand our infrastructure;

•	our ability to establish and maintain intellectual property rights;

•	our ability to manage expansion into new geographic markets;

•	our ability to hire and retain key personnel;

•	our expectations regarding the use of proceeds from the Offering;

•	our ability to successfully identify, manage, and integrate any potential acquisitions; and

•	our anticipated cash needs and our estimates regarding our capital requirements, and our need for additional financing.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

We have filed a registration statement (including a prospectus) with the SEC for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that we file with the SEC for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, WhiteGlove, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling WR Hambrecht + Co., LLC toll-free at 800-673-6476; Rodman & Renshaw, LLC at 212-430-1710; Kaufman Bros., L.P. at 212-292-8100, or from WhiteGlove’s website at http://www.housecallhealth.com or the website of WR Hambrecht + Co., LLC at http://www.wrhambrecht.com/ind/auctions/openipo/whch/index.html. You can also request more information by sending an email to info@wrhambrecht.com.

APPENDIX A

Austin Business Journal	Photo of William Kerley
CFO
20 AWARDS II
SMALL PRIVATE COMPANY CFO
WILLIAM KERLEY
WHITEGLOVE HOUSE
CALL HEALTH INC.
FINANCIAL MODEL
WhiteGlove CFO able to identify drivers for strategic planning and measuring company success

WhiteGlove House Call Health Inc. has grown by triple digits during the past three years — roughly the amount of time William Kerley has been its vice president of operations and chief financial officer.

As CFO of a quickly profitable early-stage company that brings health care to where patients are, he developed a financial model that provided management and the board with tools to help determine when and where to invest in existing markets. He also established a formal finance and accounting organization, a development that played a big role in the company establishing a billing and collections team. Kerley saw to it that a new accounts payable system was created, and he has been instrumental in overseeing payroll functions.

Kerley has been described as able to identify drivers that are critical for strategic planning and for measuring the company’s success, while working within an innovative business model that departs from traditional fee-for-service structures that many health care providers use.

Since Kerley joined WhiteGlove, the company has completed three rounds of financing totaling $21.3 million. And it recently filed for an initial public offering of 2.5 million shares of common stock for an estimated $27.5 million.

Kerley, as vice president of operations, also manages the membership support team, including operations and logistics that support membership services. People at WhiteGlove said Kerley’s skillful management of staffing levels to carry out those functions have been critical to maintaining a high level of service.

What led you toward a career in corporate financial management?

I have always enjoyed numbers, and corporate finance was my favorite course in college and business school, As a result, I just naturally gravitated toward becoming a chief-financial officer. My favorite part is the process of raising capital for a company.

What do you see as the key attributes for a successful chief financial officer?

A successful CFO must be bright, inquisitive,

driven, ethical, demanding, supportive and at different times an introverted numbers geek and an extroverted, excited company cheerleader.

What takes up the biggest portion of your time?

Right now it is preparing WhiteGlove for our initial public offering. During more normal times, it is understanding the financial and operational drivers of the business and helping guide the growth of the company.

What advice would you give to someone aspiring to be a chief financial officer?

Be careful what you wish for. Learn everything you can about accounting and finance.

What’s the best professional advice you’ve ever received? Who from?

When capital is available, take it. There will come a time when it is not available and you will wish you had. That’s from an investment banker from Alex Brown.

What’s the most important lesson regarding financial management that you learned the hard way?

That financial controls are needed for a reason and that surrounding yourself with honest, trustworthy, hardworking people is imperative to the success of the team.

What are your career goals?

To make a positive difference in the lives of those around me.

Who was your biggest mentor? How did he or she help you in your career?

I haven’t really had a mentor. But I have had a role model. I recently worked with a CEO who provided a clear vision of what leadership looks like during tough times: determined, focused, upbeat but realistic, unwilling to give up and yet able to keep a balanced life even under the most trying of circumstances.

What do you consider your best professional accomplishment?

Growing JDN Realty Corp. and now WhiteGlove Health into successful companies that provide important services to customers, fun and rewarding jobs to employees, and good returns to investors.